EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have previously issued our report dated December 8, 2025, with respect to the financial statements of Kyma Batteries LLC (the “Company”) as of and for the year ended December 31, 2024. We consent to the incorporation of this report related to the Company’s financial statements as of and for the year ended December 31, 2024, in this Registration Statement on Form 8-K.

/s/ Whitley Penn LLP

Dallas, Texas

January 7, 2026